SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 16, 2005

Atlantic Express Transportation Corp.

(Exact Name of Registrant as Specified in Charter)

New York	4151	13-392-4567
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation)	Classification Code Number)	Identification No.)

7 North Street Staten Island, New York 10302-1205

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (718) 556-8079

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Company believes that this report contains forward-looking statements within the meaning of the federal securities laws and as such involves known and unknown risks and uncertainties.  These statements may use forward-looking words such as “anticipate”, “estimate”, “expect”, “will” or other similar words.  These statements discuss future expectations or contain projections of future events.  Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including general economic conditions, reliance on suppliers, labor relations and other factors, many of which are beyond the Company’s control.  Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 8.01.   Other Events

The Company is providing the following discussion and analysis of its results of operations and financial condition as of and for the fiscal years ended June 30, 2005 and June 30, 2004.

Fiscal year ended June 30, 2005 Compared to Fiscal year ended June 30, 2004

Revenues. Revenues from school bus operations were $319.6 million for the year ended June 30, 2005 compared to $321.5 million for the year ended June 30, 2004, a decrease of $1.9 million or 0.6%. This decrease was due to the net effect of lost contracts of $14.2 million, primarily the contract with the St. Louis Board of Education, and a $0.6 million decrease in service requirements in existing contracts. These decreases were partially offset by $12.5 million of price increases of existing contracts and $0.5 million in new contracts.

Revenues from paratransit and transit operations were $44.1 million for the year ended June 30, 2005 compared to $42.1 million for the year ended June 30, 2004, an increase of $2.0 million or 4.8%. This increase was primarily due to $5.0 million of price increases and increases in service requirements from existing contracts, partially offset by $3.0 million of lost contracts.

Cost of Operations. Cost of operations of school bus operations were $298.9 million for the year ended June 30, 2005 compared to $285.6 million for the year ended June 30, 2004, an increase of $13.3 million or 4.6%. This increase was primarily due to an increase of $6.7 million in employee fringe benefits, an increase of $3.8 million in fuel costs due to higher fuel prices, $1.6 million in vehicle lease expense and $0.7 million in salaries and wages. As a percentage of school bus operations revenues, employee fringe benefits increased to 20.0% for the year ended June 30, 2005 compared to 17.8% for the year ended June 30, 2004. As a percentage of school bus operations revenues, fuel costs increased to 5.0% for the year ended June 30, 2005 compared to 3.8% for the year ended June 30, 2004.

Cost of operations of paratransit and transit operations were $38.5 million for the year ended June 30, 2005 compared to $35.0 million for the year ended June 30, 2004, an increase of $3.5 million or 9.9%. This increase was primarily due to a $2.3 million increase in labor costs and a $0.9 million increase in employee fringe benefits.  As a percentage of paratransit and transit revenues, employee fringe benefits increased to 13.6% for the year ended June 30, 2005 compared to 12.1% for the year ended June 30, 2004.  As a percentage of paratransit and transit revenues, salaries and wages increased to 50.9% for the year ended June 30, 2005 compared to 47.8% for the year ended June 30, 2004.

General and administrative expense. General and administrative expenses from school bus operations were approximately $15 million for the year ended June 30, 2005 and for the year ended June 30, 2004. As a percentage of school bus operations revenues, general and administrative expenses were 4.7% for both the years ended June 30, 2005 and 2004.

General and administrative expenses from paratransit and transit operations were $2.4 million for the year ended June 30, 2005 compared to $2.6 million for the year ended June 30, 2004, a decrease of $0.2 million or 6.3%, primarily due to lower payroll and fringe benefit costs. As a percentage of paratransit and transit revenues, general and administrative expenses decreased to 5.5% for the year ended June 30, 2005 from 6.1% for the year ended June 30, 2004.

Depreciation and amortization. Depreciation and amortization expense from school bus operations was $22.9 million for the year ended June 30, 2005 compared to $23.5 million for the year ended June 30, 2004, a decrease of $0.6 million or 2.6%. An impairment charge of $5.5 million was taken against transportation rights in June 2004 to adjust the value of these rights to fair value, which resulted in decreased amortization expense of $0.8 million for transportation contract rights for the year ended June 30, 2005.

Depreciation and amortization expense from paratransit and transit operations was $2.1 million for the year ended June 30, 2005 compared to $2.7 million for the year ended June 30, 2004, a decrease of $0.7 million, primarily due to lower depreciation expense in the June 2005 period as some of the equipment is now fully depreciated.

Contract rights impairment. Transportation contract rights primarily represent the value the Company assigned to the cost of investments in school bus companies in excess of book value of the companies acquired. In addition, the Company has purchased from unrelated third parties certain transportation contract rights with respect to revenue contracts and travel routes. Using EBITDA as a measurement tool, the Company reviews the financial performance of its subsidiary bus companies that have transportation contract rights at least annually. If this review indicates that the transportation contract rights are likely to be impaired in value, the Company projects the future undiscounted cash flows attributable to such subsidiary bus company and compares it to the carrying value of the transportation contract rights assets. The major impacts to the future undiscounted cash flows are either a reduction of service requirements (e.g., routes) that decrease revenue, an increase in costs and expenses at a rate greater than the corresponding contractual revenue increase, or a combination of both factors. If this comparison indicates that the future undiscounted cash flows attributable to the underlying assets are unlikely to exceed the carrying value of the transportation contract rights, an impairment charge is taken based on the difference between the estimated future cash flows, determined to be the estimated fair value, and the carrying value of the transportation contract rights. Using this methodology, it was determined that an impairment charge of $1.0 million for the fiscal year ended June 30, 2005, was necessary to adjust the transportation contract rights to fair value. Similarly, a $5.5 million of impairment charge was required for the year ended June 30, 2004. The majority of the impairment charges in both fiscal years ended June 30, 2004 and 2005 were in subsidiary bus companies in Massachusetts. Transportation contract rights are amortized on a straight-line basis over a twelve-year period, which represents the Company’s estimate of the average length of the contracts and expected renewal periods.

Income (loss) from operations. Loss from school bus operations was $18.2 million for the year ended June 30, 2005 compared to $8.3 million for the year ended June 30, 2004, an increase in loss of $10.3 million or 119.8%, due to the net effect of the items discussed above.

Income from paratransit and transit operations was $1.1 million for the year ended June 30, 2005 compared to $1.7 million for the year ended June 30, 2004, a decrease of $0.6 million or 37.9%, due to the net effect of the items discussed above.

Interest expense. Interest expense from continuing operations was $23.5 million for the year ended June 30, 2005 compared to $25.2 million for the year ended June 30, 2004, a decrease of $1.7 million or 6.7%. The decrease was primarily due to a $4.8 million reduction in interest expense on the

Company’s exit senior credit facility and the Company’s senior credit facility due to lower average borrowing balances, a $6.0 million decrease in deferred financing expenses and a reduction of $4.7 million in interest on the Company’s exit financing senior secured notes due 2006, which were fully paid in April 2004.  These decreases were partially offset by an increase of $12.1 million in interest expense on $115.0 million in aggregate principal amount of the Company’s senior secured notes due 2008, which were issued in April 2004,  $0.6 million in interest on $15.0 million of third priority senior secured notes due 2008, which were issued in March 2005, and a $0.7 million increase due to interest on the GSC Note. Interest expense excludes certain contractual interest of $6.5 million for the year ended June 30, 2004, as those amounts were not recorded as interest expense in accordance with the AICPA’s Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code.

Reorganization costs. On August 16, 2002, Atlantic Express Transportation Group, Inc. (“AETG”), the Company and most of its wholly-owned subsidiaries (the “Debtors”) filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the “Bankruptcy Court”).  The Bankruptcy Court confirmed the Debtors’ plan of reorganization on September 4, 2003 and it became effective on December 24, 2003. Reorganization expenses were $0.6 million for the year ended June 30, 2005 compared to $11.2 million for the year ended June 30, 2004, a decrease of $10.6 million. These expenses were primarily fees of the Company’s legal counsel.

Other expense.  Other expenses were $1.1 million for the year ended June 30, 2005 compared to $0.1 million for the year ended June 30, 2004, an increase of $1.0 million or 673.4%.  The increase was primarily due to an increase in loss on the sale of vehicles.

Forgiveness of indebtedness income. As a result of the Debtors’ plan of reorganization becoming effective, the Bankruptcy Court discharged secured and unsecured debt, trade and other miscellaneous claims and accrued interest, which resulted in the Company’s recognition of $101.5 million of forgiveness of indebtedness income from continuing operations for the year ended June 30, 2004.

Income Taxes. Income taxes were a benefit of $0.2 million for the year ended June 30, 2005 compared to a provision of $0.5 million for the year ended June 30, 2004, a decrease of $0.7 million or 144.9%. This decrease was attributable to a decrease in deferred state tax expense. The Company’s estimated effective tax rate of 0.5% for the year ended June 30, 2005 differs from the federal statutory rate of 34% primarily because of a decrease in the valuation allowance. The valuation allowance increased in fiscal 2005 as a result of the reduction of the Company’s gross deferred tax assets, which primarily resulted from the increase in net operating loss and tax credit carry forwards.

Income (loss) before benefit from (provision for) income taxes and discontinued operations. Due to the net effect of the items discussed above, the Company experienced a loss before provision for income taxes and discontinued operations of $42.3 million for the year ended June 30, 2005 compared to income before provision for income taxes and discontinued operations of $58.4 million for the year ended June 30, 2004, which after excluding $101.5 million of forgiveness of indebtedness income would have resulted in a loss of $43.1 million for the year ended June 30, 2004, a decrease in loss of $0.8 million.

Loss from discontinued operations. The Company experienced a loss from discontinued operations of $0.3 million for the year ended June 30, 2005 compared to $1.1 million for the year ended June 30, 2004, which after excluding $1.4 million of forgiveness of indebtedness income would have resulted in a loss of $2.5 million for the year ended June 30, 2004, a decrease in loss of $2.2 million.

Fiscal year ended June 30, 2004 Compared to Fiscal year ended June 30, 2003

Revenues.    Revenues from school bus operations were $321.5 million for the year ended June 30, 2004 compared to $300.4 million for the year ended June 30, 2003, an increase of $21.1 million or 7.0%. This increase was due to $17.5 million of increases in service requirements of existing contracts, primarily due to new routes obtained from the DOE and $6.7 million in price increases from existing contracts, partially offset by $3.6 million of lost contracts.

Revenues from paratransit and transit operations were $42.1 million for the year ended June 30, 2004 compared to $48.6 million for the year ended June 30, 2003, a decrease of $6.5 million or 13.5%. This decrease was primarily due to $4.4 million of unprofitable contracts sold during fiscal 2003 and $3.1 million of lost contracts, partially offset by price increases of $0.4 million on existing contracts and $0.4 million in increases in service requirements of existing contracts.

Cost of Operations.    Cost of operations of school bus operations was $285.6 million for the year ended June 30, 2004 compared to $260.5 million for the year ended June 30, 2003, an increase of $25.2 million or 9.7%. Salaries and wages from school bus operations increased by $15.0 million for the year ended June 30, 2004 due to increased revenue and higher payroll costs associated with these revenues. As a percentage of school bus operations revenues, wages increased to 52.2% for the year ended June 30, 2004 from 50.9% for the year ended June 30, 2003. Employee fringe benefits increased $7.6 million due primarily to additional employees hired to service additional routes received by the Company from the DOE and increases in union health and welfare costs and state unemployment taxes, partially offset by decreases in workers’ compensation insurance costs. As a percentage of school bus operations revenues, employee fringe benefits increased to 17.7% for the year ended June 30, 2004 from 16.4% for the year ended June 30, 2003. Fuel costs for the year ended June 30, 2004 increased $1.3 million from the previous fiscal year due to higher prices. The increase in salaries and wages, fringe benefits and fuel were partially offset by a $0.7 million decrease in vehicle insurance expense due to improved loss experience. As a percentage of school bus operations revenues, cost of operations increased to 88.9% for the year ended June 30, 2004 from 86.7% for the year ended June 30, 2003.

Cost of operations of paratransit and transit operations was $35.0 million for the year ended June 30, 2004 compared to $40.7 million for the year ended June 30, 2003, a decrease of $5.7 million or 13.9%. This decrease was primarily due to reduced labor and fringe benefits in relation to unprofitable contracts sold and lost contracts. As a percentage of paratransit and transit revenues, cost of operations decreased to 83.3% for the year ended June 30, 2004 from 83.7% for the year ended June 30, 2003.

General and administrative expense.    General and administrative expenses from school bus operations were $15.1 million for the year ended June 30, 2004 compared to $14.7 million for the year ended June 30, 2003, an increase of $0.4 million or 2.6%. This increase was primarily due to increases in salaries of $0.3 million in connection with the Company’s new Chief Financial Officer and an increase of $0.3 million in professional fees, partially offset by a decrease of $0.5 million in office supplies and expenses. As a percentage of school bus operations revenues, general and administrative expenses decreased to 4.7% for the year ended June 30, 2004 from 4.9% for the year ended June 30, 2003.

General and administrative expenses from paratransit and transit operations were $2.6 million for the year ended June 30, 2004 compared to $2.8 million for the year ended June 30, 2003, a decrease of

$0.2 million or 7.7%. This decrease was primarily due to reductions of $0.1 million in administrative payroll and fringe benefits and $0.1 million in office supplies and expenses. As a percentage of paratransit and transit operations revenues, general and administrative expenses increased to 6.2% for the year ended June 30, 2004 from 5.8% for the year ended June 30, 2003.

Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $23.5 million for the year ended June 30, 2004 compared to $22.6 million for the year ended June 30, 2003, an increase of $1.0 million or 4.3%. This increase was primarily due to $0.5 million depreciation in connection with the abandonment of fixed assets from properties which the Company vacated, and an increase in depreciation in connection with purchases of new vehicles.

Depreciation and amortization expense from paratransit and transit operations was $2.7 million for the year ended June 30, 2004 compared to $2.5 million for the year ended June 30, 2003, an increase of $0.3 million or 11.0%. This increase was primarily due to $0.3 million depreciation in connection with the abandonment of fixed assets located at a facility where the Company rejected the lease during its Chapter 11 proceeding.

Contract rights impairment.    Transportation contract rights primarily represent the value the Company assigned to the cost of investments in school bus companies in excess of book value of the companies acquired. In addition, the Company has purchased from unrelated third parties certain transportation contract rights with respect to revenue contracts and travel routes. Using EBITDA as a measurement tool, the Company reviews the financial performance of the Company’s subsidiary bus companies that have transportation contract rights, at least annually. If this review indicates that the transportation contract rights are likely to be impaired in value, the Company projects the future undiscounted cash flows attributable to such subsidiary bus company and compares it to the carrying value of the transportation contract rights assets. The major impacts to the future undiscounted cash flows are either a reduction of service requirements (e.g., routes) that decrease revenue, an increase in costs and expenses at a rate greater than the corresponding contractual revenue increase, or a combination of both factors.  If this comparison indicates that the future undiscounted cash flows attributable to the underlying assets are unlikely to exceed the carrying value of the transportation contract rights, an impairment charge is taken based on the difference between the estimated future cash flows, determined to be the estimated fair value, and the carrying value of the transportation contract rights. Using this methodology, it was determined that an impairment charge of $5.5 million for the fiscal year ended June 30, 2004, which is included in the school bus operations segment, was necessary to adjust the transportation contract rights to fair value, and no impairment charge was required for the year ended June 30, 2003. The majority of the impairment charges in the fiscal year ended June 30, 2004 were in subsidiary bus companies in Massachusetts. Transportation contract rights are amortized on a straight-line basis over a twelve-year period, which represents the Company’s estimate of the average length of the contracts and expected renewal periods.

Income (loss) from operations.    Loss from school bus operations was $8.3 million for the year ended June 30, 2004 compared to an operating income of $2.6 million for the year ended June 30, 2003, a decrease of $10.9 million or 419%, due to the net effect of the items discussed above.

Income from paratransit and transit operations was $1.7 million for the year ended June 30, 2004 compared to $2.6 million for the year ended June 30, 2003, a decrease of $0.9 million or 34.6%, due to the net effect of the items discussed above.

Interest expense.    Interest expense was $25.2 million for the year ended June 30, 2004 compared to $12.9 million for the year ended June 30, 2003, an increase of $12.3 million or 95.8%. This increase was primarily due to (1) an increase of $4.7 million in interest on the Company’s exit financing senior secured notes due 2006, (2) a $4.6 million increase in amortization of deferred financing expenses in fiscal 2004, primarily due to a write off of deferred financing expenses in relation to the Company’s exit financing and debtor-in-possession (“DIP”) loans and (3) $2.6 million interest on the Company’s 12% senior secured notes due 2008 and senior secured floating rate notes due 2008, partially offset by a $1.6 million decrease in interest on the 10¾% senior secured notes due 2004, which ceased accruing interest from the date of filing Chapter 11 bankruptcy case.

Reorganization costs.    On August 16, 2002, the Debtors filed a voluntary petition for reorganization under Chapter 11 of the United Bankruptcy Code in the Bankruptcy Court.  The Bankruptcy Court confirmed the Debtors’ plan of reorganization on September 4, 2003 and it became effective on December 24, 2003.  During the year ended June 30, 2004, the Company incurred $11.2 million of reorganization costs in connection with its Chapter 11 bankruptcy case, consisting primarily of fees for the Company and its creditors’ restructuring advisors and legal counsel, approximately $3.0 million in net success fees to the Company and its creditors’ restructuring advisers, and approximately $1.0 million in restructuring bonuses to the Company’s management and key employees. For the year ended June 30, 2003, reorganization costs were $8.2 million.

Forgiveness of indebtedness.    As a result of the Debtors’ plan of reorganization becoming effective, the Bankruptcy Court discharged secured and unsecured debt, trade and other miscellaneous claims and accrued interest, which resulted in the Company’s recognition of $101.5 million of forgiveness of indebtedness income from continuing operations for the year ended June 30, 2004. The holders of the Company’s 10¾% senior secured notes due 2004 and GSC, the holder of an $8.2 million supplemental bank loan, were given a one-time payment of $0.5 million and 100% of the capital stock of AETG in exchange for these debts.

Income Taxes.    Income taxes were $0.5 million for the year ended June 30, 2004 compared to $0.3 million for the year ended June 30, 2003, an increase of $0.2 million.  This increase was primarily attributable to an increase in the Company’s deferred tax liability from the prior year.

The Company’s estimated effective tax rate of 0.8% in fiscal 2004 differs from the federal statutory rate of 34% primarily because of a decrease in the valuation allowance. The valuation allowance decreased in fiscal 2004 as a result of the reduction to the Company’s gross deferred tax assets, which primarily resulted from the bankruptcy reorganization. The Company’s estimated effective tax rate of 1.9% in fiscal 2003 differs from the federal statutory rate of 34% primarily because of the nondeductible reorganization costs and an increase to the valuation allowance, which was recorded to offset a portion of the deferred tax assets.

Income (loss) before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced income before provision for income taxes and discontinued operations of $58.4 million for the year ended June 30, 2004, which after excluding $101.5 million of forgiveness of indebtedness income would have resulted in a loss before provision for income taxes and discontinued operations of $43.1 million compared to a loss of $16.0 million for the year ended June 30, 2003, an increase of $27.1 million.

(Loss) from discontinued operations.    The Company experienced a loss from discontinued operations of $1.1 million for the year ended June 30, 2004 (which includes $1.4 million of forgiveness of indebtedness income) compared to a loss from discontinued operations of $4.2 million for the year ended June 30, 2003, a decrease of $3.1 million.

Liquidity and Capital Resources

The Company’s plan of reorganization was confirmed on September 4, 2003 and became effective on December 24, 2003. As part of the exit financing, many of the reorganized debtors entered into an Amended and Restated Loan and Security Agreement for a maximum of $100.0 million in revolving loans, letter of credit accommodations and vehicle acquisition loans, and issued $45.0 million in aggregate principal amount of exit financing senior secured notes due 2006.

On April 22, 2004 the Company issued $105.0 million aggregate principal amount of  12% senior secured notes due 2008 (the “Fixed Rate Notes”) and $10.0 million aggregate principal amount of senior secured floating rate notes due 2008 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”). The Notes were issued as part of an investment unit consisting of $1,000 principal amount of the Notes and one warrant to purchase one of the Company’s common shares, exercisable at $.01 per share. $2.7 million of the purchase price of the units was allocated to the warrants based upon a valuation prepared by an independent financial institution. The original issue discount (the “OID”) is being amortized over the life of the Notes. In connection with the offering of the Notes, the Company incurred $10.3 million of transaction costs. Annual interest on the Floating Rate Notes is equal to the applicable LIBOR rate plus a margin of 9.2%. The applicable LIBOR rate for the October 15, 2005 interest payment was 3.41%.  Interest payments on the Notes, which commenced October 15, 2004, are due on a semiannual basis through their maturity date.  The proceeds from the offering of the Notes and the senior credit facility, were used to pay off the exit financing.

The Notes were required to be registered with the Securities and Exchange Commission (the “SEC”) by October 19, 2004. Since they were not registered by that date, the Company was required to pay liquidated damages until the Company completed an exchange for all Notes tendered.  On September 1, 2005, the exchange offer was completed and the liquidated damages ended.

In addition, from and after September 30, 2006, in the event the Company does not satisfy certain leverage tests, 2% additional interest will be required to be paid on the Notes, which shall be payable in the form of PIK notes.

The Notes and the related guarantees are senior secured obligations and rank equal in right of payment to all other existing and future senior indebtedness and senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Notes are secured by a first priority lien on substantially all of the Company’s owned real properties and on substantially all of its owned motor vehicles, and a second priority lien on those of the Company’s assets that secure its obligations under the senior credit facility on a first priority basis. The proceeds from the sale of the collateral securing the Notes may not be sufficient to pay all amounts outstanding on the Notes.

The indenture governing the Notes provides for optional redemption, a repurchase provision upon the existence of excess cash flow, as defined therein, and contains covenants typical of such arrangements, including, before the amendment described herein, a covenant requiring the maintenance of a minimum trailing twelve months EBITDA of $23.0 million determined quarterly.

Concurrently with the issuance of the Notes, the Company entered into a senior credit facility with Congress Financial Corporation (“Congress”), a predecessor of Wachovia Bank, National Association (“Wachovia”), with up to $20.0 million of borrowing availability under a revolving credit facility, subject to customary borrowing conditions and covenants, including, before the amendment described herein, a covenant requiring the maintenance of a minimum trailing twelve months EBITDA, as defined therein, of $23.0 million determined monthly.  The Company’s senior credit facility also provides for up to $10.0 million in a letter of credit facility.

In June 2004, the Company entered into an agreement (the “Receivable Agreement”) with Congress, predecessor to Wachovia, to sell Wachovia, without recourse, up to a maximum $5.9 million of accounts receivable of the Company. Under the Receivable Agreement, Wachovia purchases receivables at the gross amount of such accounts (less 3.25% purchase commission) and immediately credits 85% of this amount against the Company’s debt under the senior credit facility with the balance credited upon Wachovia receiving cumulative collections on all receivables purchased in excess of the purchase price previously credited. The Receivable Agreement expires concurrently with the expiration of the senior credit facility. In connection with the Company entering into the Receivable Agreement, the President and Chief Executive Officer of the Company provided a personal guarantee in full support of the Receivable Agreement, as required by Wachovia, for which he received a $125,000 guarantee fee. This fee is being amortized over the term of the Receivable Agreement. As of June 30, 2005, the Company had sold $5.8 million of receivables and received proceeds of $4.7 million net of applicable commissions.

On November 2, 2005, the Company amended the Receivable Agreement with Wachovia, to sell Wachovia, without recourse, up to a maximum of $8.2 million of accounts receivable.  This increased amount is available to the Company from November 2, 2005 through July 1, 2006.  The President and Chief Executive Officer of the Company increased his personal guarantee to the new maximum and received an additional $50,000 guarantee fee.  As of November 2, 2005, the Company sold cumulatively $8.0 million of receivables and received cash proceeds of $6.6 million, net of applicable commissions.

On August 5, 2004, the Company received $4.9 million from GSC and signed the GSC Note. The GSC Note bears interest at 15% per annum and is payable monthly, in arrears, commencing August 31, 2004 until September 2004, and quarterly, in arrears, thereafter. The GSC Note contains identical covenants as the senior credit facility and matures the earlier of April 23, 2007 or such date as excess availability, as defined by the senior credit facility, is in excess of $7.0 million after giving effect to the repayment of principal of the GSC Note. In connection with this transaction, GSC, Wachovia and the Company signed a subordination agreement, whereby the parties agreed that the Company may pay interest if excess availability is not less than $1.0 million and pay principal if excess availability is in excess of $7.0 million after giving effect to the respective repayments and no event of default (as defined in the senior credit facility) shall exist or have occurred and be continuing.

On October 14, 2004, Wachovia amended its senior credit facility to allow Wachovia to make non-revolving supplemental loans to the Company of up to $3.5 million. These supplemental loans, which are not subjected to borrowing base availability, do not increase the amount of the $20.0 million senior credit facility. The $3.5 million loan, which bears interest at 12% per annum, was funded by GSC, the junior participant to the supplemental loan, on October 14, 2004. Under the terms of the definitive documentation of the supplemental loan, GSC may receive payment of the outstanding principal balance of the supplemental loans if the Company’s excess availability, as defined in the senior credit facility, is not less than $5.0 million for the 30 day period immediately prior to the repayment of these loans and for each of the three business days immediately prior to the date of repayment of the loans.

As of September 30, 2004 and through November 30, 2004, the Company was in default of its monthly last twelve months (“LTM”) EBITDA maintenance covenant under its senior credit facility and was also in default with its September 30, 2004 and December 31, 2004 quarterly LTM EBITDA maintenance covenant under the indenture governing the Notes. In addition, the Company was in default under the indenture governing the Notes for failing to file quarterly financial information on a timely basis and for failing to comply with the “Compliance Certificate; Notice of Default” covenant.

On January 5, 2005, the Company received a waiver from Wachovia of the EBITDA maintenance covenant under its senior credit facility for the period from September 30, 2004 through November 30, 2004 and amended the senior credit facility to increase the administrative reserves, as defined in the senior credit facility, from $1.0 million to $1.5 million. On March 3, 2005, April 15, 2005 and August 15, 2005, the Company’s senior credit facility was amended to reduce the EBITDA maintenance covenant.  In addition, as of March 3, 2005, the Company’s senior credit facility was amended to approve the issuance of $15.0 million of additional indebtedness.

Effective March 3, 2005, the Company also received a similar waiver for the EBITDA maintenance covenant and a similar amendment reducing the EBITDA maintenance covenant from GSC for the GSC Note, as described above.

LTM EBITDA on a monthly basis is defined in the Company’s senior credit facility as, for any period, the Company’s net income or loss before income or loss from discontinued operations for such period, plus (a) to the extent deducted in computing such consolidated net income or loss, without duplication, the sum of (i) income tax expense, plus (ii) interest expense, plus (iii) depreciation and amortization expense , plus (iv) non-cash extraordinary or nonrecurring losses or non-recurring expenses including non-cash impairment charges, plus (v) reorganization expenses incurred by the Company, including up to a maximum of $1,050,000 in respect of certain management exit bonuses, plus (vi) cash capital contributions to the Company permitted by its senior credit facility, plus (vii) for the period ending June 30, 2006 any adjustments to prepaid insurance or insurance reserves and corresponding charges to insurance expense made on June 30, 2005 in an amount no greater than $2.8 million, minus (b) to the extent added in computing such consolidated net income or loss, without duplication, extraordinary or non-recurring income or gains.

LTM EBITDA on a quarterly basis, as defined in the Company’s indenture governing the Notes, is similar to the above except that cash contributions, (a)(vi), and the insurance adjustment, (a)(vii), are not added back in the EBITDA determination.

The following is a reconciliation of income (loss) to EBITDA, as it is defined in the Company’s senior credit facility.

		Year Ended June 30, 2005
Income (loss) from continuing operations		$(42,129,774)
Plus:	Benefit from income taxes	(214,000)
	Interest expense	23,513,800
	Depreciation and amortization expense	25,028,763
	Non-cash contract rights impairment charges	959,468
	Reorganization costs	565,485
	Loss (gain) on sale of fixed assets and other	1,025,321
	Insurance reserve adjustment	2,655,356
	EBITDA	$11,404,419

On February 23, 2005, the Company received and accepted consents from the holders of a majority of the outstanding principal amount of the Notes, whereby the holders consented to waivers and amendments to the indenture governing the Notes, which in substance (1) permitted the Company to borrow up to $15.0 million (plus the principal amount of new PIK notes issued in connection therewith) of additional indebtedness, (2) amended the indenture to modify the “Maintenance of Consolidated EBITDA” covenant (the “EBITDA Covenant”) so that it would not apply until the LTM period ending March 31, 2006 and to provide for a $4.0 million increase in the required minimum consolidated EBITDA in each of the next three quarters until December 31, 2006 after which the required minimum consolidated EBITDA will remain at $35.0 million until the maturity of the Notes, and (3) waived the

Company’s failure to comply with the existing EBITDA Covenant and failure to file various certificates and notices to the trustee required by the indenture.

The Company believes that it will have sufficient minimum LTM EBITDA computed quarterly to meet the EBITDA Covenant at June 30, 2006.  However, based on current projections, the Company may not have sufficient LTM EBITDA computed quarterly to meet the EBITDA Covenant at March 31, 2006.  The Company believes that if this EBITDA shortfall should occur, it will be able to obtain a waiver of this covenant from the requisite percentage of bondholders.  As the Company believes that it is probable that it can obtain such a waiver prior to such circumstance becoming an event of default under the indenture (including, if necessary, the applicable grace period), it has not reclassified the long-term notes to short term at June 30, 2005.

On March 3, 2005, concurrently with execution of the supplemental indenture to the indenture governing the Notes, the Company issued $15.0 million of third priority senior secured notes due 2008 (the “Additional Indebtedness”). The Additional Indebtedness was issued with warrants to acquire 40,752 shares, which is 5% of the Company’s common shares (the “Additional Warrants”). $0.9 million of the purchase price was allocated to the Additional Warrants, on a preliminary basis, which was based upon a valuation model prepared by an independent financial institution that was used for the warrants issued with the Notes. The OID will be amortized over the life of the Additional Indebtedness. In connection with the offering of the Additional Indebtedness, the Company incurred $2.3 million of transaction costs. Interest on the Additional Indebtedness is 10% per annum in cash and PIK interest of 1.0% per annum, payable semi-annually in arrears on April 15 and October 15, which commenced on April 15, 2005. The Additional Indebtedness is secured by a third priority lien on all the Company’s and its subsidiaries’ real property and a third priority lien on those assets that secure the Company’s and its subsidiaries’ senior credit facility on a first priority basis. The holders of the Additional Indebtedness are allowed to vote and consent together as one class with the holders of the Notes, except in matters regarding the registration rights agreement. Although the Additional Indebtedness is not and will not be registered with the SEC, the Additional Warrants have registration rights.

Based upon the Company’s internal unaudited financial statements as of September 30, 2005, the Company is in compliance with the EBITDA maintenance covenant under the senior credit facility.

The Company has sold the assets of and has closed its New Jersey bus sales operations and liquidated its captive insurance company, Atlantic North Casualty Company. In September 2004 the Company received proceeds of $1.5 million from the sale of assets of its New Jersey bus sales operations and approximately $1.0 million from the liquidation of Atlantic North Casualty Company.

The Company operated a fleet of approximately 6,000 vehicles as of June 30, 2005 and consumes substantial quantities of fuel for its operations. Based on the Company’s current operations, an increase in fuel costs of ten cents per gallon will increase its cost of fuel purchased by approximately $1.0 million on an annual basis.  The Company’s gross price for diesel fuel in its largest consumption area, New York City, was approximately $2.50 per gallon at June 30, 2005 and on October 17, 2005 the price per gallon was approximately $2.90.

Capital expenditures from continuing operations for the years ended June 30, 2005 and 2004 totaled $8.2 million and $19.2 million, respectively. Capital expenditures for the year ended June 30, 2004 included $5.4 million for new vehicles purchased primarily for additional routes received in connection with the Company’s New York City Department of Education (“DOE”) contract, which generated an additional $20.0 million in revenues in fiscal 2004.

In August 2004 and October 2004, the Company entered into two master lease agreements. In the aggregate, these agreements enabled the Company to lease vehicles with invoice costs of up to approximately $13.0 million. The lease terms range from four to seven years and contain terminal rental adjustment clauses, which require the Company to make up any difference between a projected value and the fair market value or the net proceeds from the sale of the vehicles at lease expiration. The projected value is 20% of the vehicles’ cost. In connection with these agreements, GSC provided to the lessors approximately $2.6 million in escrow deposits or letters of credit. The Company agreed to pay GSC an annual administrative fee of 15% of the security to secure the obligations of the Company. The majority of the Company’s fiscal 2005 vehicle capital expenditure requirements were acquired through these agreements. Vehicle leases under these two master lease agreements will be accounted for as operating leases.

The Company intends to continue to selectively acquire contracts, especially those requiring minimum capital expenditures, to the extent that it is able to finance these from operating cash flows and/or additional equity contributions, or other sources of funds.

Contracts with the Company’s largest customer, the DOE, were extended for an additional five years through June 30, 2010.  The new contracts call for price increases, which provide for the recapture of Consumer Price Index (“CPI”) increases not given in prior years, which were approximately 5.5%, and full CPI increases for each of the next five years.  The CPI increase for the year ending June 30, 2006 is 3.4%.  The new contracts also provide for full reimbursement of all escort costs plus a 5% administrative fee.

On April 15, 2005, the Company entered into two agreements to sell two of its facilities. The first agreement, which closed on April 21, 2005, was for a gross purchase price of $4.5 million and the leaseback of the same property for a period of approximately twenty years. The triple net lease calls for monthly payments of $36,167 with annual increments of 2%. The gain on the transaction was $2.5 million and is being amortized over the leaseback period on a straight-line basis.  The second agreement, which closed on July 6, 2005, was for a gross purchase price of $5.0 million and the leaseback of the same property for a period of approximately ten years. The triple net lease calls for monthly payments of $39,583 with annual increments of 2.5%.  The Company expects a gain on this transaction of $0.7 million and the gain will be amortized over the leaseback period on a straight-line basis. The indenture governing the Notes limits, but does not prohibit, the Company from selling assets, including assets constituting collateral securing the Notes. These transactions were made in compliance with the asset sale covenant of the indenture governing the Notes.

On October 17, 2005, the Company sold 293,663 shares of its common stock, $.01 par value per share, to AETG, for an aggregate purchase price of $4.9 million.  The Company is a wholly owned subsidiary of AETG.  AETG obtained $3.7 million of the $4.9 million investment from GSC and $1.2 million from the holder of the Additional Indebtedness.

The Company estimates, in addition to normal working capital requirements, that it will need the following cash flows to finance its operations: $19.5 million to service its interest obligations, $5.0 million primarily for non-vehicle capital expenditures and $3.9 million for amortization of debt and capital lease obligations. The Company believes that borrowings under its senior credit facility and the Receivable Agreement, as amended, plus the proceeds from the additional contribution of capital from AETG,  together with its existing cash and cash flow from operations and the anticipated effect of its extension agreement with the DOE, will be sufficient to fund the Company’s anticipated requirements for the next year.  In addition, the Company is contemplating the sale and leaseback of its North Street, Staten Island, New York property and is also continuing to pursue additional funding alternatives, including the sale of certain assets or operations or the sale and leaseback of certain other properties, in order to improve its liquidity position.

The Company’s level of indebtedness may make it more difficult for it to satisfy its obligations with respect to the Notes because a substantial portion of the Company’s cash flow from operations will be dedicated to debt service payments. Accordingly, the Company’s cash flow availability to fund increases in working capital and capital expenditures may be restricted, as will its flexibility in planning for, or reacting to, changes in its business, industry or general adverse economic conditions.

As of June 30, 2005, total current assets were $89.2 million and total current liabilities were $74.3 million. At June 30, 2005, the Company’s debt under the senior credit facility was $19.4 million, including the $3.5 million supplemental loan, and it had $0.6 million of borrowing availability, based on the Company’s borrowing base calculations. The Company’s letter of credit line was fully utilized. On November 11, 2005, the Company’s debt under the senior credit facility was $6.0 million (including the $3.5 million supplemental loan) and it had $8.1 million in borrowing availability, based upon the Company’s borrowing base calculations. On November 11, 2005, the Company had $115.0 million outstanding of the Notes and $15.0 million outstanding of the Additional Indebtedness.

The statements regarding the Company’s anticipated capital expenditures and service requirements are “forward looking” statements which involve unknown risks and uncertainties, such as the Company’s ability to meet or exceed its growth plans and/or available financing, which may cause actual capital expenditures to differ materially from currently anticipated amounts.

Net cash provided by (used in) operating activities.    Net cash used in operating activities was $13.2 million for the year ended June 30, 2005, resulting primarily from a use of cash due to changes in the components of working capital of $1.0 million (primarily an increase in prepaid insurance of $7.4 million, partially offset by increases in accounts payable and controlled disbursements of $5.3 million) and $41.9 million used in operating activities, partially offset by non-cash items of $28.1 million of depreciation and amortization, $1.0 million of contract rights impairments, and $0.8 million of amortization of original issue discount.

Net cash provided by operating activities was $15.4 million for the year ended June 30, 2004, primarily due to cash of $25.0 million resulting from changes in the components of working capital ($11.9 million of which was from increases in accounts payable, accrued expenses, other current liabilities and accrued compensation and $8.1 million from decreases in accounts receivable primarily due to decreases in discontinued operations receivables) and $41.1 million of non-cash items ($34.7 million of which was from depreciation and amortization and $6.4 million of which was from fixed assets and contract rights impairment), partially offset by $50.7 million used in operating activities.

Net cash used in  investing activities. For the year ended June 30, 2005, the Company made $8.2 million of capital expenditures. Of these, $1.1 million of capital expenditures were directly financed with capital leases, $1.3 million were financed with loans and the balance of capital expenditures was financed from operating cash flows. These capital expenditures were partially offset from proceeds from the sale of fixed assets of $4.9 million of which $0.1 million repaid loans.

For the year ended June 30, 2004, the Company made $19.2 million of capital expenditures, including $5.4 million of new vehicle purchases primarily for additional routes received from the DOE. Of these, $8.0 million of capital expenditures were directly financed with capital leases of $7.5 million and equipment loans of $0.5 million and the balance of capital expenditures was financed from operating cash flows.

Net cash provided by (used in) financing activities.    Net cash provided by financing activities totaled $18.1 million for the year ended June 30, 2005 due to $15.0 million of new borrowings from the Additional Indebtedness, $4.9 million of new borrowings from the GSC Note and $5.1 million net borrowings under the senior credit facility. These were partially offset by $3.3 million in payments on borrowings under capital leases and purchase money mortgages and $3.6 million in deferred financing costs.

Net cash used in financing activities totaled $3.9 million for the year ended June 30, 2004 due to (1) $103.5 million in repayments under the revolving line of credit and DIP financing facility, (2) $10.0 million net repayment of the GSC Additional DIP Financing Facility, (3) $14.9 million of deferred financing costs, (4) $4.7 million in payments on borrowings under capital leases and purchase money mortgages and (5) $0.5 million in payments to holders of the Company’s 10¾% senior secured notes due 2004 and GSC (the lender of an $8.2 million supplemental loan) in connection with the Company’s plan of reorganization, offset by borrowings of $115.0 million from the issuance of the Notes and $14.3 million from the senior credit facility.

Commitments and Contractual Obligations

The following table shows the Company’s contractual obligations and commitments as of June 30, 2005.

	As of June 30 2005
	Total	2006	2007	2008	2009	2010	Thereafter
Actual payments:
12% Senior secured notes due 2008	$105,000,000	$—	$—	$105,000,000	$—	$—	$—
Floating rate senior secured notes due 2008	10,000,000	—	—	10,000,000	—	—	—
Senior credit facility, as of June 30, 2005	19,408,752	19,408,752	—	—	—	—	—
GSC senior unsecured note	4,900,000	—	—	4,900,000	—	—	—
Other long-term debt	4,976,754	1,911,900	768,753	558,312	607,908	559,929	569,952
Third priority senior secured notes due 2008	15,048,809	—	—	15,048,809	—	—	—
Letters of credit advance	3,500,000	3,500,000	—	—	—	—	—
Interest expense	54,816,019	19,532,109	19,474,561	15,539,246	128,079	71,572	70,452
Capital lease obligations, including interest expense	7,950,556	1,993,303	1,993,303	1,993,302	1,672,845	195,825	101,978
Operating lease obligations—real property	27,056,088	4,205,791	3,100,651	2,841,230	2,458,926	2,127,904	12,321,586
Operating lease obligations—transportation and other equipment	18,662,224	4,463,526	4,081,499	3,921,571	2,590,294	1,807,118	1,798,216
Management fees—related parties	2,000,000	400,000	400,000	400,000	400,000	400,000	—
Unsecured creditors	674,632	316,693	275,000	82,939	—	—	—
Priority tax claims, excludes FUTA & NYC Dep’t of Finance	4,382,723	1,496,034	1,234,159	1,234,159	418,371	—	—
Total contractual cash obligations	$278,376,557	$57,228,108	31,327,926	$161,519,568	$8,276,423	$5,162,348	$14,862,184

Employment Agreements

At June 30, 2005, the Company employment agreements with certain executives which require aggregate payments of $1,177,000, $1,203,000 and $1,083,000 in fiscal year 2006, 2007 and 2008, respectively.

Item 9.01.   Financial Statements and Exhibits

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Balance Sheets

	June 30,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$6,834,961	$3,741,683
Restricted cash and cash equivalents	—	1,110,516
Accounts receivable, net of allowance for doubtful accounts of $1,704,850 and $1,335,029, respectively	44,831,587	46,971,018
Inventories	2,859,415	2,799,736
Assets of discontinued operations	—	1,550,000
Prepaid insurance	31,425,704	19,615,906
Prepaid expenses and other current assets	3,222,345	2,626,106
Total current assets	89,174,012	78,414,965
Property, plant and equipment, at cost, less accumulated depreciation	129,938,411	149,077,523
Other assets:
Restricted cash and cash equivalents	5,263,733	4,910,810
Restricted marketable securities	4,560,313	4,568,224
Transportation contract rights, net	3,988,048	5,611,437
Deferred financing costs, net	9,586,228	8,936,791
Deposits and other noncurrent assets	4,494,719	4,810,689
Total other assets	27,893,041	28,837,951
	$247,005,464	$256,330,439
Liabilities and Shareholder’s Equity
Current:
Current portion of long-term debt	$24,820,652	$16,375,354
Current portion of capital lease obligations	1,356,354	1,078,776
Insurance financing payable	3,984,116	3,809,504
Controlled disbursements account—checks issued not funded	4,725,722	2,585,159
Accounts payable, accrued expenses and other current liabilities	24,061,465	24,296,645
Accrued compensation	6,986,704	4,895,246
Current portion of insurance reserves	2,130,008	3,460,000
Accrued interest	4,406,189	3,122,944
Payable to creditors under the plan of reorganization	1,810,085	1,513,080
Total current liabilities	74,281,295	61,136,708
Long-term debt, net of current portion	135,316,642	116,253,926
Capital lease obligations, net of current portion	4,966,079	5,332,901
Insurance reserves, net of current portion	1,179,807	966,076
Deferred income, net of current portion and other long-term liabilities	2,415,869	—
Deferred state and local income taxes	622,000	922,000
Payable to creditors under the plan of reorganization, net of current portion	3,247,270	5,238,336
Total liabilities	222,028,962	189,849,947
Commitments and contingencies
Shareholder’s equity:
Common stock, par value $.01 per share, authorized shares 1,303,200; issued and outstanding 651,600	6,516	6,516
Additional paid-in capital	110,042,001	109,142,001
Accumulated deficit	(85,155,726)	(42,629,517)
Accumulated other comprehensive income (loss)	83,711	(38,508)
Total shareholder’s equity	24,976,502	66,480,492
	$247,005,464	$256,330,439

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Operations

	Year Ended June 30,
	2005	2004	2003
Revenues:
School bus operations	$319,604,294	$321,465,664	$300,433,151
Paratransit and transit operations	44,071,271	42,055,023	48,602,426
Total revenues	363,675,565	363,520,687	349,035,577
Costs and expenses:
Cost of operations—School bus operations	298,907,448	285,644,957	260,491,514
Cost of operations—Paratransit and transit operations	38,490,635	35,033,632	40,694,010
General and administrative	17,457,368	17,694,969	17,524,058
Depreciation and amortization	25,028,763	26,286,925	25,055,031
Contract rights impairment	959,468	5,462,825	—
Total operating costs and expenses	380,843,682	370,123,308	343,764,613
Income (loss) from operations	(17,168,117)	(6,602,621)	5,270,964
Other income (expense):
Interest expense (contractual interest of $32,577,365 and $26,573,022 at June 30, 2004, and 2003, respectively)	(23,513,800)	(25,196,194)	(12,868,333)
Reorganization costs	(565,485)	(11,176,956)	(8,164,150)
Forgiveness of indebtedness income	—	101,492,510	—
Other	(1,096,372)	(141,766)	(234,015)
Income (loss) before benefit from (provision for) income taxes and discontinued operations	(42,343,774)	58,374,973	(15,995,534)
Benefit from (provision for) income taxes	214,000	(476,800)	(306,791)
Income (loss) before discontinued operations	(42,129,774)	57,898,173	(16,302,325)
Loss from discontinued operations	(296,435)	(1,080,083)	(4,201,095)
Net income (loss)	$(42,426,209)	$56,818,090	$(20,503,420)

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Shareholder’s Equity (Deficit)

	Common shares, par value $0.01	Additional paid- in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Comprehensive income (loss)	Total
Balance, June 30, 2002	$6,516	$62,442,001	$(78,944,187)	136,605		$(16,359,065)
Net loss	—	—	(20,503,420)	—	(20,503,420)	(20,503,420)
Unrealized gain on marketable securities, net of reclassification adjustment	—	—	—	168,222	168,222	168,222

Comprehensive loss					$(20,335,198)
Balance, June 30, 2003	$6,516	$62,442,001	$(99,447,607)	$304,827		$(36,694,263)
Net income	—	—	56,818,090	—	56,818,090	56,818,090
Contribution of shares from parent	—	44,000,000	—	—	—	44,000,000
Issuance of warrants	—	2,700,000	—	—	—	2,700,000
Unrealized loss on marketable securities, net of reclassification adjustment	—	—	—	(343,335)	(343,335)	(343,335)
Comprehensive income					$56,474,755
Balance, June 30, 2004	6,516	109,142,001	(42,629,517)	(38,508)		66,480,492
Net loss	—	—	(42,426,209)	—	(42,426,209)	(42,426,209)
Distribution to parent company	—	—	(100,000)	—	—	(100,000)
Issuance of warrants	—	900,000	—	—	—	900,000
Unrealized gain on marketable securities, net of reclassification adjustment	—	—	—	122,219	122,219	122,219
Comprehensive loss					$(42,563,723)

Balance, June 30, 2005	$6,516	$110,042,001	$(85,155,726)	$83,711		$24,976,502

Atlantic Express Transportation Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(42,426,209)	$56,818,090	$(20,503,420)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Forgiveness of indebtedness income	—	(102,901,289)	—
Loss (gain) on sales of marketable securities and investments, net	(13,725)	(167,483)	114,766
Depreciation	23,901,413	23,564,883	23,462,981
Fixed asset impairment	—	931,552	1,226,298
Amortization	4,163,714	11,114,659	6,492,281
Goodwill and contract rights impairment	959,468	5,462,825	700,000
Amortization of original issue discount	776,892	126,087	—
Reserve for doubtful accounts receivable	733,311	241,194	215,000
Write off of accounts receivable	(363,490)	(89,774)	—
Loss on sales of fixed assets, net	1,035,770	34,492	214,595
Deferred state and local income taxes	(300,000)	372,000	—
Decrease (increase) in:
Restricted cash and cash equivalents	1,110,516	(1,036,614)	2,188,263
Accounts receivable	1,769,610	8,096,259	1,939,626
Inventories	(59,679)	4,783,291	3,630,048
Prepaid expenses and other current assets	(7,356,037)	2,271,241	(14,955,625)
Deposits and other non-current assets	230,141	(261,446)	(727,320)
Increase (decrease) in:
Accounts payable, accrued expenses, other current liabilities and accrued compensation	3,188,332	11,923,498	6,227,045
Controlled disbursement account	2,140,563	(2,254,313)	4,839,472
Insurance financing payable	174,612	1,253,077	(1,237,217)
Payable to creditors under the plan of reorganization	(1,694,061)	(856,250)	—
Insurance reserve and other long-term liabilities	(1,142,494)	(4,051,467)	(1,030,561)
Net cash provided by (used in) operating activities	(13,171,353)	15,374,512	12,796,232
Cash flows from investing activities:
Additions to property, plant and equipment	(5,826,822)	(11,194,364)	(8,780,308)
Purchase of transportation contract rights	(377,598)	(79,154)	—
Proceeds from sale of contract rights	—	—	100,000
Payment for covenant not to compete	—	—	(50,000)
Collection of notes receivable	—	—	44,280
	—	—	—
Due from parent	—	(461,688)	461,688
Proceeds from sales of fixed assets	4,853,602	147,358	591,577
Decrease in restricted cash and cash equivalents	(352,923)	(522,322)	(777,619)
Purchases of marketable securities	(8,183,338)	(1,153,898)	(3,901,900)
Proceeds from sales or redemptions of marketable securities	8,304,267	2,387,766	5,813,815
Net cash used in investing activities	(1,582,812)	(10,876,302)	(6,498,467)

	Year Ended June 30,
	2005	2004	2003
Cash flows from financing activities:
Payment of GSCP DIP loan	$—	$(10,000,000)	$10,000,000
Proceeds from senior secured notes	—	115,000,000	—
Proceeds from new senior credit facility	5,138,816	14,269,937	—
Revolving line of credit	—	(103,466,184)	(14,050,790)
Proceeds from senior unsecured notes	4,900,000	—	—
Proceeds from additional borrowings	—	—	1,106,400
Proceeds from third priority senior secured notes	14,925,000	—	—
Distribution to parent company	(100,000)	—	—
Principal payments on borrowings and capital lease obligations	(3,428,499)	(4,727,379)	(3,010,903)
Deferred financing costs	(3,587,874)	(14,933,989)	(845,326)
Net cash provided by (used in) financing activities	17,847,443	(3,857,615)	(6,800,619)
Net increase in cash and cash equivalents	3,093,278	640,595	(502,854)
Cash and cash equivalents, beginning of year	3,741,683	3,101,088	3,603,942
Cash and cash equivalents, end of period	$6,834,961	$3,741,683	$3,101,088
Supplemental disclosures on cash flow information:
Cash paid during the period for:
Interest	$18,391,418	$13,188,615	$8,452,810
Income taxes	$139,665	$247,287	$—
Supplemental disclosure of noncash financing activities:
Contribution of shares from parent	$—	$44,000,000	$—
Original issue discount associated with the issuance of warrants	$900,000	$2,700,000	$—
Capital lease obligations incurred for purchases of vehicles	$1,115,874	$7,529,216	$—
Loans incurred for purchases of vehicles	$1,266,878	$511,596	$2,779,918
Deferred financing costs paid from third priority senior secured notes	$75,000	$—	$—
Letter of credit advance for insurance loss fund	$3,500,000	$—	$—

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 16, 2005

ATLANTIC EXPRESS TRANSPORTATION CORP.

/s/ Neil J. Abitabilo
Name:	Neil J. Abitabilo
Title:	Chief Financial Officer